Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of February 4, 2021 (this “Amendment”), is made and entered into by and between CoreLogic, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, as Rights Agent (the “Rights Agent”). Except as otherwise provided herein, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement, dated as of July 6, 2020 (the “Rights Agreement”);

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 4, 2021, with Celestial-Saturn Parent Inc., a Delaware corporation (“Parent”), and Celestial-Saturn Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Acquisition Sub”), pursuant to which Acquisition Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement and in accordance with the terms of the Merger Agreement, it is necessary and desirable to amend the Rights Agreement such that the Rights Agreement is rendered inapplicable to the Merger Agreement, the approval, adoption, execution, delivery, and/or amendment of the Merger Agreement, the public announcement and/or disclosure by any person of the Merger Agreement or any of the transactions contemplated thereby, including, without limitation, the Merger, and the performance and/or consummation of any of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, in each case as set forth in this Amendment; and

WHEREAS, (i) Section 27 of the Rights Agreement provides that except for any amendment or supplement to the Rights Agreement that would adversely affect the rights, duties, obligations or immunities of the Rights Agent under the Rights Agreement, for so long as the Rights are then redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights; (ii) as of the date hereof, the Rights are redeemable pursuant to Section 23 of the Rights Agreement; (iii) pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Merger Agreement; and (iv) pursuant to Section 27 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that this Amendment complies with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment to Definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such section:

“Notwithstanding anything in this Section 1(a) or this Agreement to the contrary, neither Celestial-Saturn Parent Inc., a Delaware corporation (“Parent”), nor Celestial-Saturn Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Acquisition Sub”), nor any of their respective Affiliates or Associates, either individually or together, shall be deemed to be or become an “Acquiring Person” solely by virtue of, or as a result of, (i) the approval, adoption, execution, delivery, and/or amendment of the Agreement and Plan of Merger, dated as of February 4, 2021, by and among the Company, Parent, and Acquisition Sub (the “Merger Agreement”); (ii) the public announcement and/or public disclosure by any Person of the Merger Agreement or any of the transactions contemplated thereby, including, but not limited to, the Merger (as defined in the Merger Agreement); and (iii) the performance and/or consummation of any of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger (the foregoing actions being referred to as the “Permitted Events”).”

2. Amendment to Definition of “Beneficial Owner,” “Beneficial Ownership” and “beneficially own”. The definitions of “Beneficial Owner,” “Beneficial Ownership” and “beneficially own” in Section 1(e) of the Rights Agreement are amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 1(e) or this Agreement to the contrary, neither Parent nor Acquisition Sub, nor any of their respective Affiliates or Associates, either individually or together, shall be deemed to be or become a ‘Beneficial Owner’ of, have ‘Beneficial Ownership’ of or to ‘beneficially own,’ any shares of Common Stock or other securities of the Company solely by virtue of, or as a result of, any Permitted Event.”

3. Amendment to Definition of “Stock Acquisition Date”. The definition of “Stock Acquisition Date” in Section 1(oo) of the Rights Agreement is amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 1(oo) or this Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

4. Amendment to Definition of “Triggering Event”. The definition of “Triggering Event” in Section 1(tt) of the Rights Agreement is amended to add the following proviso at the end of such section:

“; provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall any Permitted Event be, or be deemed to be, or result in, a Triggering Event”

5. Amendment to Definition of “Distribution Date”. The definition of “Distribution Date” in Section 3(a) of the Rights Agreement is amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 3(a) or this Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

6. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby deleted in its entirety and restated to read as follows:

“(a) Subject to Section 7(e) hereof, at any time after the Distribution Date, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the appropriate form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, accompanied by a signature guarantee and such other documentation as the Rights Agent may reasonably request, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths (1/1,000) of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the time that is the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof and (iii) immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).”

7. Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 11(a)(ii) or this Agreement to the contrary, a Flip-In Event shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

8. Amendment to Section 13(a). Section 13(a) of the Rights Agreement is amended to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 13(a) or this Agreement to the contrary, a Section 13 Event shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

9. Amendment to Section 30. Section 30 of the Rights Agreement is amended to add the following sentence at the end of such section:

“Nothing in this Agreement shall be construed to give any registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) or any Person any legal or equitable right, remedy or claim under this Agreement solely by virtue of, or as a result of, any Permitted Event.”

10. Notice of the Effective Time. The Rights Agreement is amended to add a new Section 36, which shall read in its entirety as follows:

“Section 36. Notice of the Effective Time. The Company shall promptly notify the Rights Agent upon the occurrence of the Effective Time (as defined in the Merger Agreement).”

11. Termination. Notwithstanding anything to the contrary set forth herein, this Amendment shall terminate and be of no further force or effect in the event of the termination of the Merger Agreement for any reason. The Company shall notify the Rights Agent via electronic mail of such execution and delivery of the Merger Agreement promptly thereafter.

12. Effect of Amendment. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected by virtue of this Amendment. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement. Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement,” “thereunder,” “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as modified hereby.

13. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

15. Governing Law. This Amendment and all claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Amendment, or the negotiation execution, performance or subject matter of this Amendment, shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

16. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and assigns.

17. Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

18. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

19. Effectiveness. This Amendment shall be deemed effective as of immediately prior to the effectiveness of the Merger Agreement.

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IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment No. 1 to Rights Agreement to be executed and delivered by its duly authorized officers or representatives as of the day and year first written above.

CORELOGIC, INC.

By:	/s/ Frank D. Martell
Name:	Frank D. Martell
Title:	President and Chief Executive Officer

EQUINITI TRUST COMPANY, as Rights Agent

By:	/s/ David L. Becker
Name:	David L. Becker
Title:	General Counsel